Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our reports dated February 13, 2017, included in the Proxy Statement of Nivalis Therapeutics, Inc. that is made a part of the Registration Statement (Form S-4) and Prospectus of Nivalis Therapeutics, Inc. for the registration of shares of its common stock.

/s/ Ernst & Young LLP

Denver, Colorado
May 19, 2017